ALLEGION PLC
SEC RULE 10D-1 CLAWBACK POLICY

I.PURPOSE
Allegion plc (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy.
The Company’s Compensation and Human Capital Committee (the “CHCC”) has determined to adopt this policy covering Covered Executives (as defined below), which provides for the recoupment of certain executive compensation for executive officers in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (this “Policy”). This Policy is designed to comply with, and to be administered and interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Standard 303A.14 of the New York Stock Exchange (“the “Listing Standards”).
II.ADMINISTRATION
This Policy shall be administered by the CHCC. Any determinations made by the CHCC shall be final and binding on all affected individuals. This Policy shall be binding and enforceable against all Covered Executives.
III.COVERED EXECUTIVES
This Policy applies to the Company’s current and former executive officers (as designated by the CHCC, which designation shall be in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed) (the “Covered Executives”). Notwithstanding the foregoing, this Policy shall only apply to Incentive-Based Compensation received on or after October 2, 2023.
IV.RECOUPMENT; ACCOUNTING RESTATEMENT
In the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the CHCC will reasonably promptly require reimbursement or forfeiture of the Overpayment (as defined below) received by any Covered Executive (x) after beginning service as a Covered Executive, (y) who served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation, and (z) during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years.
V.INCENTIVE-BASED COMPENSATION DEFINITION
For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measures, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a financial reporting measure performance goal.
Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (a) salaries; (b) bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (c) non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures; (d) equity awards that vest solely based on the passage of time and/or attaining one or more non-financial reporting measures; and (e) discretionary bonuses that are not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.
A financial reporting measure is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income and (ii) stock price and total shareholder return. Financial reporting measures include, but are not limited to: revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and tax basis income. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.
VI.OVERPAYMENT: AMOUNT SUBJECT TO RECOVERY
The amount to be recovered will be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid (the “Overpayment”). Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the vesting, payment or grant of the incentive-based compensation occurs after the end of that period.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Overpayment is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed.
VII.METHOD OF RECOUPMENT

The CHCC will determine, in its sole discretion, the method or methods for recouping any Overpayment hereunder which may include, without limitation:
•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards granted as Incentive-Based Compensation;
•offsetting any or all of the Overpayment from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by law, as determined by the CHCC.
VIII.LIMITATION ON RECOVERY; NO ADDITIONAL PAYMENTS
The right to recovery will be limited to Overpayments received during the three (3) years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.
IX.NO INDEMNIFICATION
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement that may be interpreted to the contrary, the Company shall not indemnify any individual with respect to any amounts recovered under this Policy or claims relating to the enforcement of this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by such individual to fund potential clawback obligations hereunder.
X.INTERPRETATION
The CHCC is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1 and the Listing Standards.
XI.EFFECTIVE DATE
This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply only to Incentive-Based Compensation received by a Covered Executive on or after October 2, 2023.
XII.AMENDMENT; TERMINATION
The Board or the CHCC may amend this Policy from time to time in its discretion. The Board or the CHCC may terminate this Policy at any time. However, no amendment or termination of this Policy shall be effective to the extent it would cause the Company to violate any federal securities laws, Securities and Exchange Commission rule or the rules or standards of any national securities exchange or association on which the Company’s securities are listed.
XIII.OTHER RECOUPMENT RIGHTS
The Board intends that this Policy will be applied to the fullest extent of the law. The CHCC may require that any employment or service agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the adoption of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy.
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment set forth in any other recoupment policy that may be adopted by the Company from time to time or that may be available to the Company pursuant to the terms of any recoupment provision in any employment agreement, equity award agreement, cash-based bonus plan or program, or similar agreement and any other legal remedies available to the Company.
XIV.IMPRACTICABILITY
The CHCC shall recover any Overpayment in accordance with this Policy except to the extent that the CHCC determines such recovery would be impracticable because:
(A)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Overpayment and the Company has made a reasonable attempt to recover the amount and provided documentation of the attempts to recover to the New York Stock Exchange;
(B)Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022, after obtaining the opinion of home country counsel acceptable to the New York stock Exchange; or
(C)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

XV. REPORTING AND DISCLOSURE
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws.
XVI. SUCCESSORS
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
Date Adopted: September 7, 2023
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